Exhibit 10.1
CONFIDENTIAL

PURCHASE AGREEMENT
This Purchase Agreement (“Agreement”) is made and entered into as of December 7, 2021 (“Effective Date”), by and between MetaBank, N.A., a national banking association with an address of 5501 S. Broadband Lane, Sioux Falls, South Dakota 57108, together with its holding company Meta Financial Group, Inc., a Delaware corporation with an address of 5501 S. Broadband Lane, Sioux Falls, South Dakota 57108 (collectively, “MetaBank”), and Beige Key LLC, a Delaware limited liability company with an address of 251 Little Falls Drive, Wilmington, DE 19808 (“Assignee”). Assignee and MetaBank are referenced individually as a “Party” and collectively as the “Parties.”
WHEREAS, MetaBank uses and owns company names and trade names including META and other META-formative names, including METABANK and META FINANCIAL GROUP, and further uses and owns trademark registrations and common law rights for META and other META-formative marks, and owns various META and META-formative domain names and social media accounts, all in connection with various financial services, as set forth in Exhibits 1, 2, 3, and 4 (collectively, “META Marks and Names”);
WHEREAS, Assignee wishes to acquire all of MetaBank’s right, title, and interest in and to the META Marks and Names, worldwide, and all the associated goodwill;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and for the mutual representations, promises, terms, and conditions contained in this Agreement, the Parties agree as follows:
1.Assignment

(a)MetaBank hereby sells, assigns, transfers, conveys, and delivers to Assignee all of MetaBank’s right, title, and interest worldwide in and to the META Marks and Names, including, without limitation, all common law rights, all applications to register any of the META Marks and Names, and all registrations that have been or may be granted for any of the META Marks and Names, including but not limited to those on Exhibits 1, 2, 3 and 4, together with all goodwill associated with the META Marks and Names and symbolized thereby, together with all claims that MetaBank might have, at law or in equity, including the right to sue and recover damages, for future, present, and past infringements of the META Marks and Names (“Assignment”).

(b)MetaBank will execute concurrently the Confirmations of Assignment attached as Exhibit 5. The Parties acknowledge that Assignee may record the Confirmations of Assignment or this Agreement with the appropriate trademark offices as needed worldwide. In the event any trademark authority refuses to accept the Confirmations of Assignment, or Assignee requires additional documentation, MetaBank agrees to provide prompt and reasonable assistance to Assignee, including providing, executing, and delivering documents as may reasonably be

Exhibit 10.1
CONFIDENTIAL

necessary to assist Assignee in recording the assignment of, or maintenance of, the META Marks and Names.

2.Further Assurances; Representations and Warranties

(a)MetaBank warrants that it is the sole owner of its rights in the META Marks and Names conveyed under this Agreement, free of any security interest or encumbrance (other than commercial agreements incorporating license terms), and that it has full power and authority to enter into and perform this Agreement without conflict with any obligation to any third party. MetaBank further warrants that the META Marks and Names are not subject to any settlement or coexistence agreements placing constraints upon their use. MetaBank further warrants that, to its knowledge, there are no existing proceedings or threatened claims against it by any third party relating to the META Marks and Names.

(b)MetaBank represents that it has right, title, and interest to convey the META Marks and Names that are conveyed under this Agreement, and covenants with Assignee that MetaBank has not made (except as disclosed in Section 2(a) above) and will not hereafter make any assignment, grant, mortgage, license, or other agreement affecting the right, title, and interest conveyed in this Agreement.

(c)MetaBank represents and warrants that, to its knowledge, other than the META Marks and Names identified above and in Exhibits 1, 2, 3 and 4, it does not own or use, and has not filed applications to register or registered, any META or META-formative company names, trade names, trademarks, service marks, domains or social media identifiers or properties, or any phonetic equivalent or colorable imitation thereof. Should the Parties become aware of any other META or META-formative company names, trade names, trademark applications or registration, domain names or social media identifiers or properties owned, registered, or controlled by MetaBank or its agents or employees, MetaBank will promptly assign those to Assignee, its successors or assigns, at MetaBank’s expense.

(d)Assignee represents and warrants that it has full power and authority to enter into and perform this Agreement without conflict with any obligation to any third party, and that it has the financial strength necessary to undertake and perform its obligations under this Agreement.

(e)Each party represents and warrants that neither it nor such Party’s agents or Affiliates are on any list maintained by the United States Treasury Department’s Office of Foreign Assets Control (OFAC) of persons, entities, or prohibited or restricted jurisdictions. “Affiliate” of a Party shall mean and include any entity or association controlled by, controlling or under common control with such Party.

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CONFIDENTIAL

For the purposes of this definition, the term “control” shall mean the ownership of more than fifty percent (50%) of the voting rights in any entity or association.

(f)OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 2, THE PARTIES DISCLAIM ALL WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(g)MetaBank shall not oppose, contest, cancel, invalidate, or otherwise challenge (or aid others in doing so) use of, applications for, or registrations for the META Marks and Names, or any mark similar thereto, including any mark that contains the letter string “Meta,” by Assignee or its licensees, agents, Affiliates, partners, successors, or assigns.

(h)MetaBank agrees not to apply to register or register, or use after the Phase-Out Period, any mark containing META, its phonetic equivalent, any colorable imitation thereof or any other trademark confusingly similar to any of the META Marks and Names, anywhere in the world for any goods or services.

(i)MetaBank agrees that it will not knowingly: (i) do anything that might harm the reputation or goodwill of the META Marks and Names; or (ii) take any action inconsistent with Assignee’s ownership of the META Marks and Names, except as expressly contemplated in Section 3 below.

3.Phase Out and Cessation of Use

(a)Within one (1) year following the Effective Date (“Phase Out Period”), MetaBank will phase out and cease all use of the META Marks and Names. Notwithstanding the foregoing, MetaBank shall not be required, at any time before or after the Phase Out Period, to exchange or replace, and shall be permitted to honor, make payment upon, reload, and replenish, any payment, debit, gift or other similar prepaid card outstanding as of the end of the Phase Out Period bearing or otherwise incorporating any of the META Marks and Names.

(b)During the Phase Out Period, MetaBank may use or redirect the domain names listed in Exhibit 3 (the “Domain Names”), and (subject to Section 3(e) below) any related email addresses that incorporate the term “Meta.” By or before the date that the Phase Out Period concludes, MetaBank will provide prompt and reasonable cooperation with Assignee and its respective domain name registrars to effectuate the transfer of control of the Domain Names, including obtaining and providing to Assignee any codes or other information necessary to effectuate transfer of control to Assignee.

Exhibit 10.1
CONFIDENTIAL

(c)By the date that the Phase Out Period concludes, MetaBank will have:

i.ceased all use of and transfer its META-based social media identifiers and properties to Assignee, to the extent permitted by such platforms;

ii.ceased use of the META Marks and Names (except as permitted in Section 3(a)), including, but not limited to use on all websites, domain names, social media accounts (Twitter, LinkedIn, Instagram, Facebook, etc.), advertisements, marketing, YouTube or other videos controlled by MetaBank;

iii.either (a) amended all agreements in which MetaBank provides a license or permission to use any META Marks and Names to replace all uses of the META Marks and Names with substitute trademarks; or (b) provided notice to all entities to which MetaBank provides a license or permission to use any META Marks and Names to cease and/or replace all uses of the META Marks and Names with substitute trademarks;

iv.changed its corporate names (and any fictitious business names) to names that do not include “Meta” or its phonetic equivalent or colorable imitation thereof, or any other names that may cause likelihood of confusion; and

v.unlocked and provided authorization codes to Assignee for the transfer of the Domain Names.

(d)During the Phase Out Period, Assignee grants to MetaBank a non-exclusive, royalty-free license in the United States and Canada to use the META Marks and Names in the manner used by MetaBank prior to the Effective Date. Any use by MetaBank of the META Marks and Names during the Phase Out Period shall be of a high quality commensurate with the quality of services provided by MetaBank under the META Marks and Names prior to the Effective Date. All goodwill arising from the use of the META Marks and Names during the Phase Out Period shall inure to the benefit of Assignee, and MetaBank shall acquire no rights aside from the rights it shall have pursuant to this license.

(e)For a period of two (2) years immediately following the Phase Out Period, Assignee will maintain DNS and MX records specified by MetaBank permitting email sent to the domain name <metabank.com> to be forwarded to a domain specified by MetaBank. Any email obtained by Assignee meant to be delivered to MetaBank will be treated as the confidential information of MetaBank.

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CONFIDENTIAL

4.Indemnification
MetaBank agrees to defend and indemnify Assignee, together with its predecessors, parents, subsidiaries, Affiliates, successors and assigns, and its and their agents, officers, directors, and employees, against all costs, expenses and losses (including reasonable third party attorney’s fees and costs) incurred from a third-party claim arising as a proximate result of: (i) a breach of MetaBank’s representations, warranties, or assurances hereunder; or (ii) MetaBank’s provision of services under the META Marks and Names before and during the Phase-Out Period.
Assignee agrees to defend and indemnify MetaBank, together with its predecessors, parents, subsidiaries, Affiliates, successors and assigns, and its and their agents, officers, directors, and employees, against all costs, expenses and losses (including reasonable third party attorney’s fees and costs) incurred from a third-party claim arising as a proximate result of: (i) a breach of Assignee’s representations, warranties, or assurances hereunder; or (ii) Assignee’s provision of services under the META Marks and Names.
5.Payment

Assignee agrees to pay Sixty Million U.S. Dollars ($60,000,000 USD) (“Purchase Price”) to MetaBank. Assignee shall submit, through its counsel, $60,000,000 to Truist Bank as Escrow Agent, to be held in escrow pending consummation of the obligations below and pursuant to the terms of an executed Escrow Agreement between MetaBank, Assignee, and Truist Bank attached as Exhibit 6 hereto (“Escrow Agreement”). Assignee agrees to pay all of Truist’s fees and expenses associated with the escrow and Escrow Agreement. Once the payment is deposited in escrow and MetaBank has received (a) a copy of this Agreement duly executed and delivered by Assignee and (b) written confirmation from Truist of receipt of such payment, MetaBank agrees immediately to deliver this Agreement, including Exhibit 5, duly executed by MetaBank, to Assignee or its counsel. The Escrow Agreement will provide that Truist release payment of Fifty Million U.S. Dollars ($50,000,000 USD) (“Purchase Price First Installment”) from escrow to MetaBank in accordance with the terms of the Escrow Agreement following Assignee’s notice to Truist of receipt of a fully executed copy of this Agreement, including a signed Exhibit 5. The Escrow Agreement will provide that Truist release the remaining Ten Million U.S. Dollars ($10,000,000 USD) from escrow to MetaBank in accordance with the terms of the Escrow Agreement following Assignee’s notice to Truist of receipt of with a certified written statement by an executive of MetaBank that it has complied with the terms of Sections 3(b) and (c) above (“Certification”).

6.Scope

The geographic scope of this Agreement shall be worldwide.

Exhibit 10.1
CONFIDENTIAL

7.Binding Assignment

This Agreement shall be binding upon the Parties and their respective licensors, licensees, directors, officers, partners, proprietors, attorneys, agents, servants, employees, representatives, Affiliates, subsidiaries, shareholders, predecessors, successors, heirs, and assigns, and all of those acting in concert with them. The Parties may not permit, encourage, or facilitate in any way a third party to take action that the Party is prohibited from taking under this Agreement.

8.Breach
In the event that one Party believes that the other Party has breached this Agreement, the non-breaching Party shall provide written notice of the alleged breach within thirty (30) days of the non-breaching Party’s having actual knowledge of the events giving rise to the alleged breach. The written notice shall (i) indicate the specific provision(s) in this Agreement alleged to have been breached, and (ii) set forth in reasonable detail the facts and circumstances giving rise to the alleged breach. Upon receipt of the written notice, the breaching Party shall have thirty (30) days to cure the alleged breach. The non-breaching Party shall not withhold its agreement to a cure unless there is a reasonable and good faith basis for doing so. Notwithstanding the foregoing nothing herein shall prevent a Party from seeking temporary injunctive or other immediate relief if reasonably necessary to preserve such Party’s rights pending resolution of the alleged breach. Each Party acknowledges that a breach of this Agreement will cause irreparable harm. In the event of any breach by a Party of its obligations under this Agreement, the non-breaching Party shall be entitled to pursue equitable relief (including preliminary and permanent injunctive relief and specific performance) without prejudice to any other rights or remedies that may otherwise be available. Notwithstanding anything in this Section 8 to the contrary, once the first payment is made pursuant to Section 5 of this Agreement and received by MetaBank, the assignment of the META Marks and Names shall become irrevocable and MetaBank shall not seek and shall under no circumstances be entitled to a rescission of such assignment.

9.Disputes and Interpretation

The laws of California shall govern this Agreement without giving effect to the conflict of law principles thereof. The sole jurisdiction and venue for any actions relating to the subject matter of this Agreement shall be the United States District Court for the Northern District of California, or the state courts of San Mateo County, California, as applicable. Both Parties consent to the jurisdiction of such courts and agree that process may be served in the manner allowed by the laws of California or United States federal law.

Exhibit 10.1
CONFIDENTIAL

10.Confidentiality

The Parties represent and warrant that they have not disclosed the terms of this Agreement or the fact or amount of any payment from Assignee to MetaBank to any third parties (other than members of the Parties’ Board of Directors, counsel to the Parties and to other professionals engaged by Parties in the course of their service to the Parties whom the Parties reasonably believed to be appropriate to assess this Agreement and the transactions contemplated hereby). The Parties understand and agree that the terms and conditions of this Agreement, including the form and amount of compensation paid under this Agreement, are confidential and shall not be disclosed to any third party at any time, under any circumstances, without the express written consent of the other Party, with the exception that its terms may be disclosed: (a) to the extent necessary to report income or deductions to appropriate taxing authorities; (b) in response to an order from a court of competent jurisdiction; (c) to enforce Assignee’s rights in the META Marks and Names; (d) subject to the provisions in Section 1(b) of this Agreement; (e) to enforce the terms of this Agreement; (f) to Truist Bank; (g) to the extent it hereafter becomes, through no act or failure to act on the part of the Party, generally known to the public; or, (h) as MetaBank and its counsel reasonably determine to be required by, or appropriate under, applicable law including, without limitation, disclosures which MetaBank and its counsel reasonably determine to be required with respect to compliance with public company reporting requirements under federal securities laws and to the extent required or requested by federal banking regulators. With respect to any disclosure made pursuant to item (h) in the preceding sentence, MetaBank will share with Assignee a draft of any such disclosure at least two (2) days, if possible, in advance of making such disclosure, and will provide Assignee with a reasonable opportunity to review and comment on the disclosure. The Parties hereby acknowledge and agree that MetaBank, prior to the Effective Date, has shared with Assignee drafts of its initial Section 8-K disclosure and 10-Q disclosure, and Assignee has no objections to the same, subject to the correspondence of the Parties’ counsel concerning such disclosures dated December 3, 2021 and December 6, 2021.

11.Public Statements
Neither Party shall issue a press release or make any other unprompted public statement concerning the fact of this Agreement or its terms without the prior written consent of the other Party.  In the event that either Party (or Meta Platforms, Inc. or Facebook (collectively “Meta Platforms”)) receives press inquiries concerning this Agreement, it will refer such inquiries to public filings. Further, MetaBank may respond to any inquiries concerning the relationship between Assignee and Meta Platforms by stating that there is a relationship between Assignee and Meta Platforms and that it was aware of such relationship prior to entering this Agreement.  Beyond these permitted statements,

Exhibit 10.1
CONFIDENTIAL

MetaBank shall make no further comment concerning this Agreement or Assignee.  Further, in response to inquiries about the Agreement, Meta Platforms may refer to publicly available information regarding the size and nature of MetaBank, as well as the fact that the parties engaged in discussions before Facebook announced its name change to Meta Platforms, Inc.
12.Release
MetaBank and its predecessors, successors, parents, subsidiaries, Affiliates, successors and assigns, and its and their agents, officers, directors, and employees (collectively, the “MetaBank Parties”) hereby releases Assignee, together with its predecessors, parents, subsidiaries, Affiliates, successors, and assigns (specifically including but not limited to Meta Platforms, Inc.), and its and their agents, officers, directors, and employees (collectively, the “Released Parties”), from any and all claims, demands, damages, losses, liabilities, rights, or causes of action in law or equity which the MetaBank Parties ever had, now has, or hereafter can have against the Released Parties by reason of or related to the use of any trademark, trade name, domain name, social media handle, corporate name, or other name of any kind incorporating the letter string “META.” This release shall not constitute a release with regard to any claim arising from a breach of this Agreement.
California Civil Code § 1542 Waiver. Without limiting the generality of the foregoing, the Parties understand and agree that the releases in this Section 10 are intended to and do operate as full and final releases of all claims within the scope of Section 10, including all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character. The MetaBank Parties acknowledge that they may have claims, and may have sustained damages, expenses, and losses, within the scope of Section 10 that are presently unknown or not suspected, and that such claims, damages, expenses, and losses, if any, might give rise to additional damages, expenses, or losses in the future that are not now anticipated, or that might have materially affected their decision to enter into such releases. The MetaBank Parties understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected their decisions or such releases, but the MetaBank Parties confirm their intention to waive all such applicable claims, damages, expenses, and losses, including unknown claims, damages, expenses and losses and any claims, damages, expenses, and losses based on different or additional facts. The MetaBank Parties further acknowledge and agree that by reason of this Agreement and the waiver and release and discharge contained herein, they are assuming any risk of such unknown, unsuspected, undisclosed, or hidden facts and such unknown, unsuspected, undisclosed, or hidden Released Claims within the scope of Section 10. The MetaBank Parties accordingly expressly waive and relinquish, to the fullest extent permitted by law, any and all provisions, rights, and benefits that they may have under statute, principle of public policy, federal law, or any law of any state or territory of the United States or any foreign country, or principle of common law, which would narrowly construe releases

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CONFIDENTIAL

purporting by their terms to release such unknown or unsuspected claims in whole or in part or which would limit or restrict the effect of the releases to those claims actually known or suspected to exist at the time of the execution of the releases, including but not limited to Section 1542 of the California Civil Code, or any similar provision of law or successor statute to it, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The MetaBank Parties have been advised of the existence and contents of Section 1542 of the California Civil Code, and the MetaBank Parties understand and agree that Section 1542 of the California Civil Code and the benefits thereof, and of any other similar law and benefit of any other state, if applicable, are hereby expressly waived. Notwithstanding the foregoing, nothing herein shall have an effect to release or otherwise impact the Parties’ obligations under the terms of this Agreement.
13.Non-Disparagement

The Parties agree not to state or publish anything, that directly or indirectly, whether expressly or through implication, is reasonably considered to be false, negative, critical, or disparaging of each other or that would damage the other’s reputation or goodwill.

14.Costs and Fees

The Parties agree to bear their own costs in connection with this Agreement and effecting the terms thereof.

15.Representation by Counsel

The Parties acknowledge that they have had the opportunity to seek legal counsel concerning this Agreement and its subject matter.

16.No Waiver

The failure of either Party at any time or times to demand strict performance by the other Party of any of the terms, covenants, or conditions in this Agreement shall not be construed as a continuing waiver or relinquishment thereof, and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions. To be enforceable, a waiver must be in writing and signed by an authorized representative of the waiving party.

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CONFIDENTIAL

17.Severability

If any provision of this Agreement shall be held by a tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect, and this Agreement shall be interpreted as if such invalid provision were omitted.

18.Headings

The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

19.Counterparts

This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or scanned email images (such as a PDF file) and such signatures shall be binding and deemed original for purposes of enforcing this Agreement.

20.Termination

MetaBank may, at its sole discretion, terminate this Agreement by written notice to Assignee’s counsel in the event that (a) MetaBank has delivered an executed copy of this Agreement and Exhibit 5 in accordance with Section 5, and (b) MetaBank has complied fully with providing the information required by Truist with respect to the Escrow Agreement, and within five (5) business days of the later of (a) or (b) above, MetaBank has not received the Purchase Price First Installment. Upon delivery to Assignee’s counsel of the termination notice described above, this Agreement shall be void ab initio and have no further force or effect. No more than 72 hours and no less than 24 hours prior to issuing a termination notice, MetaBank shall inform Assignee’s counsel in writing that it has not received the Purchase Price First Installment.

21.Entire Agreement

This Agreement is wholly separate and apart from any previous written or oral agreements between the Parties and represents the entire agreement between the Parties related to the META Marks and Names. The Agreement supersedes all prior and contemporaneous negotiations, agreements, and understandings of the Parties related to

Exhibit 10.1
CONFIDENTIAL

the META Marks and Names. The Parties acknowledge that they are not relying on any representations by the other Parties not expressly contained in this Agreement, and that each of the Parties has made an independent analysis of the respective merits of the others’ positions. No amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless made in writing and executed by authorized representatives of both Parties.

[signature page follows]

Exhibit 10.1
CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

MetaBank, N.A. By: /s/ Glen Herrick Name: Glen Herrick Title: EVP, Chief Financial Officer Date: December 7, 2021	BEIGE KEY LLC By: /s/ Margaret C. McHugh Name: Margaret C. McHugh Title: Authorized Signatory Date: December 10, 2021

By: /s/ Anthony Sharett

Name: Anthony Sharett

Title: President

Date: December 7, 2021

META FINANCIAL GROUP, INC.

By: /s/ Glen Herrick

Name: Glen Herrick

Title: EVP, Chief Financial Officer

Date: December 7, 2021

By: /s/ Anthony Sharett

Name: Anthony Sharett

Title: President

Date: December 7, 2021